EXHIBIT 3.1

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

ENTERPRISE PRODUCTS GP, LLC
A Delaware Limited Liability Company

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERPRISE PRODUCTS GP, LLC
A Delaware Limited Liability Company

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.01	Definitions	2
1.02	Construction	2

ARTICLE 2 ORGANIZATION
2.01	Formation	2
2.02	Name	2
2.03	Registered Office; Registered Agent; Principal Office; Other Offices	2
2.04	Purpose	2
2.05	Term	3
2.06	No State-Law Partnership; Withdrawal	3
2.07	Certain Undertakings Relating to the Separateness of the MLP	3

ARTICLE 3 MATTERS RELATING TO MEMBERS
3.01	Members	5
3.02	Creation of Additional Membership Interest	5
3.03	Liability to Third Parties	5

ARTICLE 4 CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
4.01	Capital Contributions	5
4.02	Loans	6
4.03	Return of Contributions	6
4.04	Capital Accounts	7

ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS
5.01	Distributions	8
5.02	Allocations for Capital Account Purposes	9
5.03	Allocations for Tax Purposes	10

ARTICLE 6 MANAGEMENT
6.01	Management	11
6.02	Board of Directors	14
6.03	Officers	17

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6.04	Duties of Officers and Directors	19
6.05	Compensation	19
6.06	Indemnification	19
6.07	Liability of Indemnitees	21

ARTICLE 7 TAX MATTERS
7.01	Tax Returns	21
7.02	Tax Elections	22
7.03	Tax Matters Member	22

ARTICLE 8 BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
8.01	Maintenance of Books	23
8.02	Reports	25
8.03	Bank Accounts	25
8.04	Tax Statements	25

ARTICLE 9 DISPOSITIONS
9.01	Dispositions of Membership Interests	25
9.02	Permitted Dispositions of Membership Interests and General Restrictions	25
9.03	Preferential Purchase Right	27
9.04	Change of Member Control	29
9.05	Tag-Along and Drag-Along Rights	31

ARTICLE 10 REPRESENTATIONS, WARRANTIES AND COVENANTS OF MEMBERS
10.01	Representations and Warranties	34
10.02	Subject Business Activities	35
10.03	Bankrupt Members	35

ARTICLE 11 DISSOLUTION, WINDING-UP AND TERMINATION
11.01	Dissolution	36
11.02	Winding-Up and Termination	36
11.03	Deficit Capital Accounts	37

ARTICLE 12 MERGER
12.01	Authority	37
12.02	Procedure for Merger or Consolidation	38
12.03	Approval by Members of Merger or Consolidation	39
12.04	Certificate of Merger or Consolidation	39
12.05	Effect of Merger or Consolidation	39

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ARTICLE 13 GENERAL PROVISIONS
13.01	Notices	40
13.02	Entire Agreement; Supersedure	40
13.03	Effect of Waiver or Consent	40
13.04	Amendment or Restatement	40
13.05	Binding Effect	41
13.06	Governing Law; Severability	41
13.07	Confidentiality	41
13.08	Further Assurances	43
13.09	Waiver of Certain Rights	43
13.10	Offset	43
13.11	Counterparts	43

EXHIBITS

Exhibit A — Initial Sharing Ratios and Capital Accounts of Members

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERPRISE PRODUCTS GP, LLC
A Delaware Limited Liability Company

        THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ENTERPRISE PRODUCTS GP, LLC, a Delaware limited liability company (the “Company”), dated and effective as of September 30, 2004 (the “Effective Date”), is adopted, executed and agreed to, by and among Duncan Family Interests, Inc. (formerly, EPC Partners II, Inc.), a Delaware corporation (“Enterprise Parent 1”), Dan Duncan LLC, a Texas limited liability company (“Enterprise Parent 2”) (Enterprise Parent 1 and Enterprise Parent 2, collectively, “Enterprise Parent”) and GulfTerra GP Holding Company, a Delaware corporation (“El Paso GP Holdco”).

RECITALS

        A.        EPCO, Inc. (formerly Enterprise Products Company, a Texas corporation) (“EPCO”), and Enterprise Parent 2 formed the Company on April 9, 1998 with EPCO as a 95% member and Enterprise Parent 2 as a 5% member. EPCO assigned its 95% membership interest in the Company to Enterprise Parent 1 effective as of July 30, 1998. Shell US Gas & Power LLC (as successor to Tejas Energy, LLC) (“Shell”) acquired a 30% membership interest in the Company from Enterprise Parent 1 effective as of September 17, 1999, and Shell thereupon became a member of the Company. Enterprise Parent 1 reacquired such 30% membership interest from Shell effective as of September 12, 2003, and Shell thereupon ceased to be a member of the Company. El Paso GP Holdco acquired a 9.9% membership interest in the Company as of the Effective Date.

        B.        The Limited Liability Company Agreement of Enterprise Products GP, LLC was executed effective April 9, 1998, was amended and restated pursuant to a First Amended and Restated Limited Liability Company Agreement dated as of September 17, 1999 and was amended pursuant to Amendment No. 1, dated as of September 19, 2002, to such First Amended and Restated Limited Liability Company Agreement (as so amended and as may be further amended from time to time prior to the Effective Date, the “Existing Agreement”).

        C.        Enterprise Parent and El Paso GP Holdco, the only existing Members of the Company, deem it advisable to amend and restate the limited liability company agreement of the Company in its entirety as set forth herein.

AGREEMENTS

        For and in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed by the parties, Enterprise Parent and El Paso GP Holdco hereby agree to amend and restate the Existing Agreement in its entirety as follows:

ARTICLE 1
DEFINITIONS

        1.01    Definitions.     Each capitalized term used herein shall have the meaning given such term in Attachment I.

        1.02    Construction.    Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) “including” means “including without limitation” and is a term of illustration and not of limitation; (g) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; and (h) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.

ARTICLE 2
ORGANIZATION

        2.01    Formation.    The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (“Organizational Certificate”) on April 9, 1998 with the Secretary of State of the State of Delaware under and pursuant to the Act.

        2.02    Name.    The name of the Company is “Enterprise Products GP, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

        2.03    Registered Office; Registered Agent; Principal Office; Other Offices.    The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board of Directors may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such a place as the Board of Directors may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Board of Directors may designate.

        2.04    Purpose.    The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act; provided,

however, that for so long as it is the general partner of the MLP, the Company’s sole business will be (a) to act as the general partner or managing member of the MLP and any other partnership or limited liability company of which the MLP is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto and (b) to acquire, own or Dispose of debt or equity securities in the MLP. The Company shall, and shall cause the MLP to, maintain at all times a sufficient number of employees in light of its then current business operations if adequate personnel and services are not provided to the Company and the MLP under the Administrative Services Agreement.

        2.05    Term.    The period of existence of the Company commenced on April 9, 1998 and shall end at such time as a Certificate of Cancellation is filed in accordance with Section 11.02(c).

        2.06    No State-Law Partnership; Withdrawal.     The Members intend that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Withdrawing Member shall be liable to the Company and the other Members and their Affiliates for all monetary damages suffered by them as a result of such Withdrawal; (b) such other Members shall, in addition thereto, have the rights set forth in Article 11; and (c) such Withdrawing Member shall not have any rights under Section 18.604 of the Act. In no event shall the Company or any Member have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

        2.07     Certain Undertakings Relating to the Separateness of the MLP.

                (a)        Separateness Generally. The Company shall, and shall cause the MLP to, conduct their respective businesses and operations separate and apart from those of any other Person (including EPCO and its Subsidiaries, other than the Company and/or the MLP Group), except the Company and/or one or more members of the MLP Group, in accordance with this Section 2.07.

                (b)        Separate Records. The Company shall, and shall cause the MLP to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, (iii) not have their respective assets and/or liabilities included in a consolidated financial statement of any Affiliate of the Company unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Company and the MLP and their assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Company and the MLP are not available to satisfy the debts and other obligations of such Affiliate, and (iv) file their respective own tax returns separate from those of any other Person, except (A) to the extent that the MLP or the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under applicable law or (B) as may otherwise be required by applicable law.

                (c)        Separate Assets. The Company shall not, and shall cause the MLP to not, commingle or pool their respective funds or other assets with those of any other Person, except their respective consolidated Subsidiaries, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

                (d)        Separate Name. The Company shall, and shall cause the MLP to, (i) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities from that of any other Person (including EPCO and its Subsidiaries, other than the Company and/or one or more members of the MLP Group), and (iv) generally hold itself out as an entity separate from any other Person (including EPCO and its Subsidiaries, other than the Company and/or the MLP Group).

                (e)        Separate Credit. The Company shall, and shall cause the MLP to, (i) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of their respective business operations, (iii) not guarantee or become obligated for the debts of any other Person, other than the Company and/or one or more members of the MLP Group, (iv) not hold out their respective credit as being available to satisfy the obligations or liabilities of any other Person, except their respective Subsidiaries, (v) not acquire debt obligations or debt securities of EPCO or its Affiliates (other than the other members of the MLP Group and/or the Company), (vi) not pledge their respective assets for the benefit of any Person or make loans or advances to any Person, except their respective Subsidiaries, or (vii) use its commercially reasonable efforts to cause the operative documents under which the MLP or any of its Subsidiaries borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance after the Effective Date, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company and the MLP from each other and from any other Persons, including any Affiliate of the Company and (B) the Company and the MLP have assets and liabilities that are separate from those of other persons, including any Affiliate of the Company; provided that the Company and the MLP may engage in any transaction described in clauses (iii)-(vi) of this Section 2.07(e) if prior Special Approval has been obtained for such transaction and either (A) the Audit and Conflicts Committee has determined that the borrower or recipient of the credit extension is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.

                (f)        Separate Formalities. The Company shall, and shall cause the MLP to, (i) observe all limited liability company or MLP formalities and other formalities required by their respective organizational documents, the laws of the jurisdiction of their respective formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with EPCO and its Affiliates (other than the Company or one or more members of the MLP Group) in conformity with the requirements of Section 7.9 of the MLP Agreement, and (iii) subject to the terms of the Administrative Services Agreement, promptly pay, from their respective own funds and on a timely basis, their respective allocable shares of general and administrative expenses, capital expenditures, and costs for shared services performed by EPCO or Affiliates of EPCO (other than the Company or another member of the MLP Group). Each material contract between the MLP or another member of the MLP Group, on the one hand, and EPCO or Affiliates of EPCO (other than the Company or a member of the MLP Group), on the other hand, shall be in writing.

                (g)        No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities.

ARTICLE 3
MATTERS RELATING TO MEMBERS

        3.01    Members.    Enterprise Parent 1 and Enterprise Parent 2 have previously been admitted as Members of the Company, and El Paso GP Holdco is hereby admitted as a Member of the Company effective as of the Effective Date.

        3.02    Creation of Additional Membership Interest.    Subject to Member approval requirements of Section 6.01(b), the Company may issue additional Membership Interests in the Company pursuant to this Section 3.02. The terms of admission or issuance must specify the Sharing Ratios applicable to such Membership Interests, and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 13.04 indicating the different rights, powers, and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it. The provisions of this Section 3.02 shall not apply to a Disposition of a Membership Interest or Change of Member Control, such matters being governed by Article 9.

        3.03     Liability to Third Parties.    No Member or beneficial owner of any Membership Interest shall be liable for the Liabilities of the Company.

ARTICLE 4
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

        4.01    Capital Contributions.

                (a)        In exchange for its Membership Interest in the Company and payment by the Company to El Paso GP Holdco of cash consideration in the amount of $370 million, El Paso GP Holdco has contributed to the Company its Class B Membership Interest in GulfTerra Energy Company, L.L.C., a Delaware limited liability company, and Enterprise Parent 2 has made certain Capital Contributions. Enterprise Parent 1 is the assignee of its predecessor’s

Membership Interest. The parties hereto agree that, except as provided in Section 4.01(c), in no event shall El Paso GP Holdco be required to make any Capital Contribution to the Company (i) in respect of the transactions to be effected by the MLP on the Effective Date, including any Capital Contributions that may be required pursuant to the MLP Agreement in respect of any of those transactions, or (ii) to fund any capital contribution required to be made by the Company pursuant to the MLP Agreement in respect of any issuances of Common Units to El Paso GP Holdco (or its Transferees admitted as Substituted Members pursuant to Section 9.02) upon exercise of its Exchange Right under the Exchange Agreement.

                (b)        The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution,” and the amount of such Capital Contribution shall be credited to such Member’s Capital Account. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

                (c)        Pursuant to Section 5.2(d) of the MLP Agreement, upon the issuance of any additional Limited Partner Interests (as defined in the MLP Agreement) by the MLP, the Company, as general partner of the MLP, is required to make an additional capital contribution to the MLP in an amount equal to 2/98 of the amount contributed to the MLP in exchange for the Limited Partner Interests. Concurrently with the capital contribution required to be made by the Company to the MLP pursuant to Section 5.2(d) of the MLP Agreement (the “GP Contribution”), each of the Members shall contribute to the Company its pro rata share of the GP Contribution based on its respective Sharing Ratio; provided, however, that the Members shall not be required to make any such contribution to the Company in connection with the transactions to be effected by the MLP on the Effective Date. In the event any Member fails to contribute to the Company its pro rata share of the GP Contribution in accordance with this Section 4.01(c) (the “Failing Member”), the other Member(s) may elect to additionally contribute to the Company (the “Contributing Member”) such Failing Member’s pro rata share of the GP Contribution. If such contribution is made by a Contributing Member, as a penalty for Default, the Failing Member shall forfeit all future distributions of Available Cash from the Company pursuant to Section 5.01 and such Failing Member’s distributions shall instead be distributed to the Contributing Member until such time as an amount equal to 300% of the amount so contributed by the Contributing Member on behalf of the Failing Member shall be distributed to the Contributing Member (the amount to be distributed in excess of the amount contributed by a Contributing Member is referred to as the “Excess Amount”).

        4.02    Loans.    If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may, with the consent of the Audit and Conflicts Committee, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.02 constitutes a loan from the Member to the Company, may bear interest at a rate determined by the Board of Directors from the date of the advance until the date of repayment, and is not a Capital Contribution.

        4.03    Return of Contributions.    A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any

Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

        4.04    Capital Accounts.

                (a)        The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be increased by (i) the amount of all Capital Contributions made by that Member to the Company and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.04(b) and allocated to that Member pursuant to Section 5.02, and decreased by (A) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property to that Member pursuant to this Agreement and (B) all items of Company deduction and loss computed in accordance with Section 4.04(b) and allocated to that Member pursuant to Section 5.02. As of immediately after the Effective Date, each Member’s Capital Account is as set forth on Exhibit A.

                (b)        For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article 5 and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

                        (i)        Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

                        (ii)        In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Board of Directors may adopt.

                (c)        A Transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

                (d)     (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed Property, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.02 in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

                        (ii)        In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 5.02 in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

        5.01    Distributions.    Subject to Section 11.02, within 45 days following each Quarter other than any Quarter in which the dissolution of the Company has commenced (the “Distribution Date”), the Company shall distribute to the Members the Company’s Available Cash on such Distribution Date. Distributions made pursuant to this Section 5.01 shall made among the Members as follows:

                (a)        First, to El Paso GP Holdco in amount equal to 9.9% of Pre-Debt Service Available Cash; and

                (b)        The remainder, if any, to each of the Members other than El Paso GP Holdco in proportion that each such Member’s (other than El Paso Holdco) Sharing Ratio bears to the aggregate Sharing Ratios of all such other Members.

Each distribution in respect of a Membership Interest shall be paid only to the record holder thereof as of the Distribution Date, unless otherwise directed by the record holder.

        5.02    Allocations for Capital Account Purposes.    For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 4.04(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

                (a)        Except as otherwise required by Section 5.02(b), all items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members in accordance with their Sharing Ratios.

                (b)        Special Allocations. The following special allocations shall be made for each taxable period:

                        (i)        Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any taxable period, each Member shall be allocated items of income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.02(b)(i), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.02(b) with respect to such taxable period (other than an allocation pursuant to Sections 5.02(b)(v) and 5.02(b)(vi)). This Section 5.02(b)(i) is intended to comply with the Member Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

                        (ii)        Chargeback of Member Nonrecourse Debt Minimum Gain. Except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.02(b)(ii), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.02(b), other than Section 5.02(b)(i) and other than an allocation pursuant to Sections 5.02(b)(v) and 5.02(b)(vi), with respect to such taxable period. This Section 5.02(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                        (iii)        Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.02(b)(i) or (ii).

                        (iv)        Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.02(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.02 have been tentatively made as if this Section 5.02(b)(iv) were not in this Agreement.

                        (v)        Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Sharing Ratios. If the Board of Directors determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board of Directors is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

                        (vi)        Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

                        (vii)        Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Sharing Ratios.

                        (viii)        Interest on Enterprise Parent Debt. All interest deductions relating to indebtedness owed by the Company to Enterprise Parent or any Affiliate of Enterprise Parent shall be allocated to each of the Members other than El Paso GP Holdco in proportion that each such Member’s (other than El Paso Holdco) Sharing Ratio bears to the aggregate Sharing Ratios of all such other Members.

        5.03    Allocations for Tax Purposes.

                (a)        Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.02.

                (b)        To eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

                        (i)        (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.02.

                        (ii)        (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.04(d)(i) or 4.04(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.03(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.02.

                        (iii)        The Board of Directors shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

ARTICLE 6
MANAGEMENT

        6.01    Management.

                (a)        All management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers. The Officers and Directors shall each constitute a “manager” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, except as otherwise provided in this Agreement (including Section

6.01(b)), the Board of Directors and the Officers shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

                (b)        Notwithstanding any other provision of this Agreement to the contrary, the Company, the Board of Directors and the Officers shall not undertake, either directly or indirectly, any of the actions described in this Section 6.01(b) unless such action has been approved by El Paso GP Holdco or its Transferee admitted as a Substituted Member pursuant to Section 9.02, if any of the foregoing are Members:

                        (i)        any merger or consolidation of the Company;

                        (ii)        any merger or consolidation involving the MLP in respect of which the MLP (or the holders of its Equity Interests immediately prior to the merger or consolidation) would not control at least 51% of the Voting Stock of the surviving entity in the transaction;

                        (iii)        any Disposition, whether in one transaction or a series of transactions, of all or substantially all of the properties or assets of the Company or the Company and the MLP taken as a whole;

                        (iv)        effect any amendment to the MLP Agreement that would reduce the Company’s allocable share of distributions from the MLP or that would otherwise materially adversely affect El Paso GP Holdco or its Transferees admitted as Substituted Members pursuant to Section 9.02;

                        (v)        other than equity securities issued upon the exercise of convertible securities issued in accordance with this Section 6.01(b), effect any authorization, sale and/or issuance by the Company of any Membership Interests or other equity securities, whether in a private or public offering, including an initial public offering, or the grant, sale or issuance of other securities (including rights, warrants and options) convertible into, exchangeable for or exercisable for any Membership Interests, partnership interests, capital stock, or other equity securities, whether or not presently convertible, exchangeable or exercisable;

                        (vi)        effect any (A) incurrence of any indebtedness by the Company, (B) assumption, incurrence, or undertaking by the Company of, or the grant by the Company of any security for, any financial commitment of any type whatsoever, including any purchase, sale, lease, loan, contract, borrowing or expenditure, or (C) lending of money by the Company to, or the guarantee by the Company of the debts of, any other Person other than the Partnership or its Subsidiaries (collectively, “Company Obligations”) other than Company Obligations incurred (x) pursuant to Section 4.02 and, (y) pursuant to joint and several liability for the MLP’s Liabilities under Delaware Law; provided, however, that no consent of the Members shall be required for the Company to make a capital contribution to the MLP in connection with the issuance of additional Common Units or other securities by the MLP;

                        (vii)        limit, restrict or terminate distributions of Available Cash by the Company to the Members, other than pursuant to Section 4.01(c), Section 5.01 or Section

13.10, or amend or modify Section 5.01 or the definition of “Available Cash” or “Pre-Debt Service Available Cash” in Attachment I hereto;

                        (viii)        assign, transfer, sell or otherwise dispose of the Company’s general partner interest in the MLP or any Incentive Distribution Rights owned by the Company;

                        (ix)        own or lease any assets other than the Company’s general partner interest in the MLP, the Incentive Distribution Rights, distributions received on such general partner interest and Incentive Distribution Rights and assets that are ancillary, related to or in furtherance of the purposes of the Company, unless the Company shall be reimbursed for the cost of such ownership or lease by the Partnership;

                        (x)        make (on behalf of the Company or the MLP) a general assignment for the benefit of creditors;

                        (xi)        file (on behalf of the Company or the MLP) a petition or answer seeking for the Company or the MLP a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief;

                        (xii)        file (on behalf of the Company or the MLP) a petition or answer seeking for the Company or the MLP a voluntary bankruptcy petition;

                        (xiii)        file (on behalf of the Company or the MLP) an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the MLP in (A) a proceeding of the type described in Section 6.01(b)(xi) or Section 6.01(b)(xii) above or (B) any federal or state bankruptcy or insolvency proceeding;

                        (xiv)        seek, consent or acquiesce (on behalf of the Company or the MLP) to the appointment of a trustee, receiver or liquidator of the Company or the MLP for all or any substantial part of the Company or the MLP’s properties;

                        (xv)        effect any amendment or repeal of the Organizational Certificate other than to effect (A) any amendment to this Agreement made in accordance with Section 13.04, (B) non-substantive changes or (C) changes that do not adversely affect any Member;

                        (xvi)        effect any amendment to (A) Section 2.04 of this Agreement or (B) any other provision of this Agreement that would materially adversely affect the rights of El Paso GP Holdco or its Transferees admitted as Substituted Members pursuant to Section 9.02; or

                        (xvii)        make any payment with respect to any indebtedness of the Company to Enterprise Parent 1, Enterprise Parent 2 or any Affiliate of Enterprise Parent 1 or Enterprise Parent 2 that would result in Pre-Debt Service Available Cash on the next Distribution Date to be insufficient to make the distribution provided for in Section 5.01(a)(i).

provided, however, that notwithstanding the foregoing provisions in this Section 6.01(b), the approval of El Paso GP Holdco or its Transferees admitted as Substituted Members pursuant to Section 9.02 shall not be required for the Company to take (1) any of the actions set forth in this

Section 6.01(b) in connection with the consummation of any Proposed Drag-Along Disposition pursuant to Section 9.05(b) or (2) any actions under the Exchange Agreement.

                (c)        If El Paso GP Holdco (or a Transferee admitted as a Substituted Member pursuant to Section 9.02) exercises its Exchange Right pursuant to Article II of the Exchange Agreement, then during the period between the date El Paso GP Holdco (or such Transferee) exercises its Exchange Right and the final consummation of the Exchange, the consent of El Paso GP Holdco (or such Transferee) shall not be required on any matters set forth in Section 6.01(b), except for those set forth in Sections 6.01(b)(iv), (vii), (x), (xi), (xii), (xiii), (xiv), (xv) and (xvi).

                (d)        No Member in Default shall be entitled to consent on any of the matters set forth in Section 6.01(b).

        6.02    Board of Directors.

                (a)        Generally. The Board of Directors shall consist of not less than five nor more than ten natural persons. The members of the Board of Directors shall be appointed by Enterprise Parent 2, provided that (i) a majority of such members must meet the independence, qualification and experience requirements of the New York Stock Exchange (each, an “Independent Director”), (ii) at least three Independent Directors shall also meet the independence, qualification and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC, other applicable Law and the charter of the Audit and Conflicts Committee (each, a “Special Independent Director”) and (iii) at least two Special Independent Directors shall also meet the S&P Criteria; provided, however, that, subject to Section 6.02(c)(iv), if at any time (i) a majority of the members of the Board of Directors are not Independent Directors or (ii) at least three of the Independent Directors are not Special Independent Directors, the Board of Directors shall still have all powers and authority granted to it hereunder, but the Board of Directors and Enterprise Parent shall endeavor to elect additional Independent Directors or Special Independent Directors, as applicable, to come into compliance with this Section 6.02(a).

                (b)        Term; Resignation; Vacancies; Removal. Each Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal. Any Director may resign at any time upon written notice to the Board, the Chairman of the Board, to the Chief Executive Officer or to any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by Enterprise Parent 2. Any Director may be removed, with or without cause, by Enterprise Parent at any time, and the vacancy in the Board caused by any such removal shall be filled by Enterprise Parent 2.

                (c)        Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Law or the provisions hereof,

                        (i)        each member of the Board of Directors shall have one vote;

                        (ii)        except as provided in Section 6.02(c)(iii) or Section 6.02(c)(iv), the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business;

                        (iii)        except as provided in Section 6.02(c)(iv) or Section 6.02(c)(v), the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.02(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors;

                        (iv)        with respect to any of the actions described in Section 6.01(b)(i), (ii), (iii) (v), (vi), (viii)-(xv) or (xvi)(A), (x) at least two of the Independent Directors shall be required to be present at the meeting called to consider any such action, (y) taking any such action must have been previously approved by the Audit and Conflicts Committee, and (z) the act of a majority of the members of the Board of Directors present at such meeting duly called in accordance with Section 6.02(d) at which a quorum is present (at least two of which members voting in favor of such act must be Independent Directors), shall be deemed to constitute the act of the Board of Directors; and

                        (v)        without obtaining Special Approval, the Company shall not take any action to cause the MLP to (1) make or consent to a general assignment for the benefit of the MLP’s creditors; (2) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the MLP or otherwise seek, with respect to the MLP, relief from debts or protection from creditors generally; (3) file or consent to the filing of a petition or answer seeking for the MLP a liquidation, dissolution, arrangement, or similar relief under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the MLP in a proceeding of the type described in any of clauses (1) – (3) of this Section 6.02(c)(v); (5) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the MLP or for all or any substantial portion of its properties; (6) sell all or substantially all of its assets, except in accordance with Section 7.3(b) of the MLP Agreement; (7) dissolve or liquidate, except in accordance with Article XII of the MLP Agreement; or (8) merge or consolidate, except in accordance with Article XIV of the MLP Agreement.

                (d)        Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request of any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of such Board or committee. Each Director shall be entitled to receive three Days advance written notice of any regular or special meeting of, or any proposal that action by written consent be taken by, the Board of Directors and, unless such notice is given or such advance notice requirement is waived by a majority of the Directors, no regular or special meeting of the Board of Directors shall have been duly called under, and no action by written consent may be taken pursuant to, this Section 6.02(d). Any such notice, or waiver thereof, shall state the purpose of such meeting. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.02(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Subject to the third preceding sentence, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by all members of the Board of Directors or committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

                (e)        Committees.

                        (i)        Subject to compliance with this Article 6, committees of the Board of Directors shall have and may exercise such of the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 6.02(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to Section 6.02(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution. The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit and Conflicts Committee must meet the standards for a Special Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit and Conflicts Committee must meet the standards for a Special Independent Director.

                        (ii)        In addition to any other committees established by the Board of Directors pursuant to Section 6.02(e)(i), the Board of Directors shall maintain an “Audit and Conflicts Committee,” which shall be composed of at least three Special Independent Directors, not less than two of whom shall also meet the S&P Criteria. The Audit and Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company, the MLP and the OLP required to be considered by, or submitted to, such Audit and Conflicts Committee pursuant to the terms of the MLP Agreement and the Amended and Restated Agreement of Limited Partnership of the OLP, (B) assisting the Board in monitoring (1) the integrity of the MLP’s, the OLP’s and the Company’s financial statements, (2) the qualifications and independence of the MLP’s, the OLP’s and the Company’s independent accountants, (3) the performance of the MLP’s, the OLP’s and the Company’s internal audit function and independent accountants, and (4) the MLP’s, the OLP’s and the Company’s compliance with legal and regulatory requirements, (C) preparing the report required by the rules of the SEC to be included in the MLP’s and OLP’s annual report on Form 10-K, (D)

approving any material amendments to the Administrative Services Agreement, (E) approving or disapproving, as the case may be, the entering into of any transaction with a Member or any Affiliate of a Member, other than transactions in the ordinary course of business, (F) approving any of the actions described in Section 6.02(c)(iv) to be taken on behalf of the Company or the MLP, (G) amending (1) Section 2.07, (2) Section 6.01(b)(i), (ii), (iii), (v), (vi), (viii)-(xv), or (xvi)(A), (3) the definitions of “Independent Director” or “Special Independent Director” in Section 6.02(a), or the definition of “S&P Criteria” in Attachment I, (4) the requirement that at least three directors be Independent Directors, (5) the requirement that at least two members of the Audit and Conflicts Committee meet the S&P Criteria or (6) this Section 6.02(e)(ii), and (H) performing such other functions as the Board may assign from time to time, or as may be specified in the charter of the Audit and Conflicts Committee. In acting or otherwise voting on the matters referred to in this Section 6.02(e)(ii), to the fullest extent permitted by law, including Section 18-1101(c) of the Act and Section 17-1101(c) of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, the Directors constituting the Audit and Conflicts Committee shall consider only the interest of the Company or the MLP, as applicable, including its respective creditors.

        6.03    Officers.

        (a)        Generally. The Board of Directors, as set forth below, shall appoint officers of the Company (“Officers”), who shall (together with the Directors) constitute “managers” of the Company for the purposes of the Act. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 6.03.

        (b)        Titles and Number. The Officers of the Company shall be the Chairman of the Board (unless the Board of Directors provides otherwise), the Vice Chairman and Chief Executive Officer, the President and Chief Operating Officer, any and all Vice Presidents, the Secretary, the Chief Financial Officer, any Treasurer and any and all Assistant Secretaries and Assistant Treasurers and the Chief Legal Officer. There shall be appointed from time to time such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold two or more offices.

        (c)        Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

        (d)        President and Chief Operating Officer. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the President, subject to the direction of the Board of Directors, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The President and Chief Operating Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

                (e)        Vice Chairman and Chief Executive Officer. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the Vice Chairman and Chief Executive Officer, subject to the direction of the Board of Directors, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The Vice Chairman and Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

                (f)        Vice Presidents. In the absence of the President, each Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

                (g)        Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

                (h)        Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer of the Company may from time to time determine, shall render to the Board of Directors and the President, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board of Directors or the President may require. The Chief Financial Officer shall have the same power as the President to execute documents on behalf of the Company.

                (i)        Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.

                (j)        Chief Legal Officer. The Chief Legal Officer, subject to the discretion of the Board of Directors, shall be responsible for the management and direction of the day-to-day legal affairs of the Company. The Chief Legal Officer shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

                (k)        Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

                (l)        Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

                (m)        Officers. The Board of Directors shall appoint Officers of the Company to serve from the date hereof until the death, resignation or removal by the Board of Directors with or without cause of such officer.

        6.04    Duties of Officers and Directors.    Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Board of Directors by the Officers of the Company and by members of the Board of Directors of the Company shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers and directors, respectively.

        6.05    Compensation.    The members of the Board of Directors that are neither Officers nor employees of the Company shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.

        6.06    Indemnification.

                (a)        To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each person shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Member, (iii) a present or former Officer, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), provided, that in each case the Person described in the immediately preceding clauses (i), (ii), (iii) or (iv) (“Indemnitee”) acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such

Indemnitee’s conduct was unlawful or in violation of the terms of this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.06 shall be made only out of the assets of the Company.

                (b)        To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.06(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.06.

                (c)        The indemnification provided by this Section 6.06 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Member, (iii) a present or former Officer of the Company, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

                (d)        The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

                (e)        For purposes of this Section 6.06, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.06(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

                (f)        An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.06 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

                (g)        The provisions of this Section 6.06 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

                (h)        No amendment, modification or repeal of this Section 6.06 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

                (i)        THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.06 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

        6.07    Liability of Indemnitees.

                (a)        Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person for losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such Indemnitee’s fiduciary duty if such Indemnitee acted in good faith.

                (b)        Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.

                (c)        Any amendment, modification or repeal of this Section 6.07 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.07 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

ARTICLE 7
TAX MATTERS

        7.01    Tax Returns.

                (a)        The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making the elections described in Section 7.02. Upon written request by the Company, each Member shall furnish to the Board of Directors all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver a copy of each such tax return to the Members within ten Days following the date on which of any such tax return is filed, together with such additional information as may be required by the Members. The Company shall bear the costs of the preparation and filing of its returns.

                (b)        The Board of Directors shall cause to be prepared and timely filed (on behalf of the MLP) all federal, state and local tax returns required to be filed by the MLP. The Company shall deliver a copy of each such tax return to the Members within ten Days following the date on which any such tax return is filed, together with such additional information as may be required by the Members.

        7.02    Tax Elections.    The Company shall make the following elections on the appropriate tax returns:

                (a)        to adopt as the Company’s fiscal year the calendar year;

                (b)        to adopt the accrual method of accounting;

                (c)        if a distribution of the Company’s property as described in Code Section 734 occurs or if a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

                (d)        to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

                (e)        any other election the Board of Directors may deem appropriate.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement (including Section 2.06) shall be construed to sanction or approve such an election. If an election is made under Code Section 754 as provided in clause (c) above, such election may not be revoked without the consent of all Members.

        7.03    Tax Matters Member.

                (a)        Enterprise Parent 1 shall be the “tax matters member” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6223 of the Code and will inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the 30th Business Day after becoming aware thereof and, within that time, will forward to each other Member copies of all significant written communications it may receive in that capacity.

                (b)        The Tax Matters Member shall take no action (including settling or compromising any material state tax return on behalf of the Company or the MLP or settling or compromising any material claim with respect to taxes of the Company or the MLP) without the authorization of the Board of Directors, other than such action as may be required by Law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

                (c)        The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board of Directors. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

                (d)        No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board of Directors consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

                (e)        If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

   8.01    Maintenance of Books.

                (a)        The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by applicable Law.

                (b)        The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with generally accepted accounting principles, consistently applied.

        8.02    Reports.    The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time. Each of the Members agrees that, notwithstanding the foregoing or any other provision of this Agreement or the Act to the contrary, to the extent permitted under applicable Law, the Board of Directors and the Company shall have the right to withhold from any Member any competitively sensitive information, plans or reports regarding the business, operations or plans of the Company or the MLP, and each Member hereby waives any right to demand a disclosure of such information, plans or reports.

        8.03    Bank Accounts.   Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

        8.04    Tax Statements.    The Company shall use reasonable efforts to furnish, within 90 Days of the close of each taxable year of the Company, estimated tax information reasonably required by the Members for federal and state income tax reporting purposes.

ARTICLE 9
DISPOSITIONS

        9.01    Dispositions of Membership Interests.    Except to the extent expressly permitted by this Article 9, no Member may Dispose of all or any part of a Membership Interest. Unless otherwise provided herein, references in this Section 9.01 to Dispositions of a “Membership Interest” shall also refer to Dispositions of a portion of a Membership Interest. Any attempted transfer, sale or other Disposition of all or any part of a Membership Interest, other than in strict accordance with this Article 9, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article 9 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedies at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (b) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article 9 may be enforced by specific performance. If, subject to its compliance with Article 9, El Paso GP Holdco elects to Dispose of all (but not less than all) of its Membership Interests in the Company to any Transferee, such Transferee shall succeed to all of El Paso GP Holdco’s rights and obligations under this Agreement, including (i) the Member approval rights pursuant to Section 6.01(b), (ii) the drag-along and tag-along rights pursuant to Section 9.05 and (iii) its consent rights in respect of amendments of this Agreement pursuant to Section 13.04.

        9.02     Permitted Dispositions of Membership Interests and General Restrictions.

        (a)        Permitted Dispositions. El Paso GP Holdco (and any Transferee thereof admitted as a Substituted Member pursuant to this Section 9.02) may Dispose of all (but not less than all) of its Membership Interest, and any other Member (and any Transferee thereof admitted as a Substituted Member pursuant to Section 9.02) may Dispose of all or any portion of its Membership Interest, to its Parent or any Subsidiary Affiliate of its Parent (such Transferee, a

“Permitted Transferee”), and such Permitted Transferee will, subject to Section 9.02(b), be admitted as a Substituted Member and be bound by the terms and conditions of this Agreement. The restrictions in (i) this Section 9.02 shall not apply in the case of a merger or consolidation involving the entire Company, which requires approval pursuant to Section 6.01(b), (ii) Sections 9.03, 9.04 and 9.05 shall not apply to Dispositions to Permitted Transferees and (iii) Sections 9.03 and 9.04 (other than Section 9.04(c)) shall not apply to any Dispositions by Enterprise Parent or its Permitted Transferees admitted as Substituted Members pursuant to this Section 9.02.

                (b)        Admission of Transferee as a Member. Upon compliance with the provisions of this Section 9.02(b) and the other provisions of Article 9, a Transferee has the right to be admitted to the Company as a Member (in such capacity, a “Substituted Member”), with the Disposed Membership Interest so transferred to such Transferee.

                        (i)        Any Disposition of a Membership Interest and any admission of a Transferee as a Member shall be subject to the following requirements, and such Disposition shall not be effective unless such requirements are complied with; provided, however, that the Board of Directors, in its sole and absolute discretion, may waive any of the following requirements:

(A) The following documents must be delivered to the Board of Directors and must be reasonably satisfactory, in form and substance, to the Board of Directors:

(I) A copy of the instrument pursuant to which the Disposition is effected.

                (II)        An instrument, executed by the Disposing Member and its Transferee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 9.02(b)(i)(A)(I): (a) the notice address of the Transferee; (b) the Transferee’s ratification of this Agreement and agreement to be bound by it and assumption of all of the transferor Member’s liabilities under this Agreement; (c) representations and warranties by the Disposing Member and its Transferee that the Disposition is being made in accordance with all applicable Laws; and (d) representations and warranties of the Transferee similar to those contained in Section 10.01 hereof.

(B) The Disposition must be made pursuant to a valid exemption from registration under those Laws and in accordance with those Laws.

                (C)        The Disposing Member and its Transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition, on or before the tenth Business Day after the receipt by that Person of the Company’s invoice for the amount due.

                        (ii)        No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

                (c)        Clarification Regarding Transfer of Equity Interests in Members. The Disposition by the equity owner(s) of a Member of all or any portion of the equity interests in such Member shall not constitute a Disposition of a Membership Interest for purposes of this Agreement.

                (d)        Special Restrictions applicable to El Paso GP Holdco. El Paso GP Holdco (and any Transferee thereof admitted as a Substituted Member pursuant to this Section 9.02) may (i) only Dispose of its Membership Interest in its entirety and not in part (by operation of Law or otherwise), and the Transferee thereof must be and remain a single Person, (ii) not Dispose of its Membership Interest (other than to a Permitted Transferee or pursuant to Section 9.05) prior to the 180th day following the Effective Date unless Enterprise Parent has given its prior written consent to such Disposition, which consent may be granted or withheld in the sole discretion of Enterprise Parent and (iii) Dispose of its Membership Interest to a Competitor only if Enterprise Parent has given its prior written consent to such Disposition, which consent shall not be unreasonably withheld; provided, that from and after such Disposition to a Competitor (A) any rights granted to El Paso GP Holdco (or such Transferee) pursuant to Section 6.01(b) shall terminate in full, and any action set forth in Section 6.01(b) shall thereafter only require the consent of Enterprise Parent, (B) any rights granted to El Paso GP Holdco (or such Transferee) in Section 9.05(a) shall terminate in full and El Paso GP Holdco (or such Transferee) shall have no further rights thereunder, and (C) the right of the Company to compel El Paso GP Holdco to exchange its Membership Interest pursuant to Article II of the Exchange Agreement in accordance with Section 2.5(b) of the Exchange Agreement shall be accelerated and shall be exercisable at any time from and after Enterprise Parent’s consent is given. The restriction set forth in Section 9.02(d)(ii) shall terminate and be of no further force and effect upon the occurrence of any of the events described in Section 2.5(c) of the Exchange Agreement.

                (e)        If any Exchange pursuant to the Exchange Agreement is treated as a redemption of the Membership Interest of El Paso GP Holdco (and any Transferee thereof admitted as a Substituted Member pursuant to this Section 9.02), upon such Exchange, the Sharing Ratio of El Paso GP Holdco (or such Transferee) shall be reduced, and the Sharing Ratios of Enterprise Parent (and any Transferee thereof admitted as a Substituted Member pursuant to this Section 9.02) shall be increased (proportionately among all such Members), by the amount of the Membership Interest so Exchanged.

        9.03    Preferential Purchase Right.

        (a)        Procedure. If at any time El Paso GP Holdco or any of its Transferees admitted as Substituted Members pursuant to Section 9.02 proposes to Dispose of its Membership Interest to anyone other than a Permitted Transferee, it shall promptly give notice thereof (“Disposition Notice”) to the other Members. Such Disposition Notice shall constitute an offer to sell such Membership Interest in accordance with this Section 9.03. The Disposition Notice shall include as an attachment the purchase and sale agreement entered into by the Disposing Member, which shall set forth all relevant information with respect to the bona fide third party offer received by the Member (which offer shall be a legal, valid and binding obligation of the potential Transferee) and the proposed Disposition, including the name and address of the prospective Transferee, the price to be paid for such Membership Interest, any other terms and conditions of the offer and proposed Disposition and, if any portion of the purchase price is to be paid in Non-Cash Consideration, the information required by Section 9.03(d). The non-Disposing Members shall have the preferential right (“Preferential Right”) but not the obligation to acquire in proportion to their ownership of the Company, or as otherwise agreed among such non-Disposing Members, all, but not less than all, of the Membership Interest that is subject to Disposition for 103% of the purchase price proposed to be paid by the potential Transferee pursuant to the immediately preceding sentence (the “Preferential Purchase Price”) (which, in the case of Non-Cash Consideration, shall be deemed to be 103% of the fair market value of such Non-Cash Consideration as determined in accordance with Section 9.03(d)), and on the same terms and conditions (other than the purchase price, which shall instead be the Preferential Purchase Price), as are set forth in the Disposition Notice. Each non-Disposing Member shall have 15 Business Days following the receipt of the Disposition Notice in which to notify the Disposing Member and the Company whether it desires to exercise its Preferential Right, and if it fails to so exercise within such 15 Business Day period, such Member shall be deemed to have waived its Preferential Right (but not any future Preferential Right).

        (b)        Closing. If the Preferential Right is exercised in accordance with Section 9.03(a), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company on the terms set forth in the Disposition Notice, unless the Disposing Member and the purchasing Member agree upon a different place or date. At the closing, the Disposing Member shall execute and deliver to the purchasing Member an assignment of the Membership Interest that is subject to Disposition, free and clear of Encumbrances other than those created pursuant to this Agreement or the purchasing Member and any other instruments reasonably requested by the purchasing Member to give effect to the purchase. The purchasing Member shall deliver to the Disposing Member in immediately available funds the purchase price provided for in Section 9.03(a). Upon the completion of the closing of the purchase, the Membership Interests, Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

        (c)        Waiver of Preferential Right. If the Non-Disposing Members waive or are deemed to have waived the Preferential Right, the Disposing Member shall have the right to Dispose of the Membership Interest described in the Disposition Notice to the proposed Transferee strictly in accordance with the Disposition Notice for a period of 15 Business Days after the expiration of the last applicable period referred to in such Section 9.03(a). If, however, the Disposing Member fails so to Dispose of its Membership Interest within such 15-Business Day period, the proposed Disposition shall again become subject to the Preferential Right in accordance with Section 9.03(a).

        (d)        Non-Cash Consideration. If any portion of the purchase price is to be paid in a form other than cash or cash equivalents (including real or personal property, promissory notes, securities, contractual benefits, assumption of liabilities or anything else of value) (“Non-Cash Consideration”), the Disposing Member shall state in its Disposition Notice its determination of the aggregate fair market value of such Non-Cash Consideration. If any non-

Disposing Member disagrees with such determination, it shall notify the Disposing Member of such disagreement within ten Business Days of receiving the Disposition Notice. If a dispute as to the aggregate fair market value of the Non-Cash Consideration is not resolved within five Business Days after such notice, the Disposing Member or any non-Disposing Member may require an appraisal by delivering a written notice (“Appraisal Notice”) requesting an independent appraisal. In such event, the value of the Non-Cash Consideration shall be determined by one investment banking firm of nationally-recognized standing, agreed upon by the Disposing Member and the non-Disposing Members objecting to the fair market value of the Non-Cash Consideration stated in the Disposition Notice, or, failing such agreement, appointed by the Presiding Judge of the United States District Court for the Southern District of Texas, Houston Division, pursuant to a petition to compel appraisal. The fair market value of the Non-Cash Consideration shall be the amount determined by the investment banking firm selected in accordance with the immediately preceding sentence. The Disposing Member, on the one hand, and the non-Disposing Members who have disagreed with the Disposing Member’s determination of the aggregate fair market value of the Non-Cash Consideration, on the other hand, shall bear the expenses associated with any such appraisal equally.

        9.04    Change of Member Control.

        (a)        Procedure. In the event of a Change of Member Control, the Member with respect to which the Change of Member Control has occurred (the “Changing Member”) shall promptly (and in all events within five Business Days after the Change of Member Control) give notice thereof (“Control Notice”) to the Company and the other Members. If the Control Notice is not given by the Changing Member as provided above and any other Member becomes aware of such Change of Member Control, such other Member shall have the right to give the Control Notice to the Changing Member, the Company and the other Members.

        (b)        Buy-out Right. If a Control Notice is given in accordance with Section 9.04(a) that involves or relates to a Change of Member Control of El Paso GP Holdco (or any Transferee thereof admitted as a Substituted Member pursuant to Section 9.02), then the Company, first, and the other Members, second, shall have the right (“Buy-out Right”) but not the obligation to acquire the Membership Interest of the Changing Member for the fair market value thereof. For purposes of this Section 9.04, fair market value means the cash value for which a third-party buyer and third-party seller under no compulsion would be willing to buy or sell the Membership Interest of the Changing Member. The Changing Member shall deliver its proposed fair market value (“FMV Notice”) of its Membership Interest to the Company and the other Members within five Business Days after the delivery of the Control Notice. The Company and each Member shall have 15 Business Days after receipt of the FMV Notice to dispute the fair market value set forth therein by notice to the Changing Member. If the Company or any other Member disputes the fair market value set forth in the FMV Notice, then the parties shall attempt to resolve such dispute. If such dispute is not resolved within 15 Business Days after delivery of the dispute notice, then the fair market value of the Changing Member’s Membership Interest shall be determined by one investment banking firm of nationally-recognized standing, agreed upon by the Company, the Changing Member and the other Members or failing such agreement, appointed by the Presiding Judge of the United States District Court for the Southern District of Texas, Houston Division, pursuant to a petition to compel appraisal. If such dispute is submitted to the investment banking firm selected in accordance with the immediately preceding sentence, the fair market value of the Changing Member’s Membership Interest shall be the amount determined by such investment banking firm. The fair market value of the Changing Member’s Membership Interest determined as set forth in this Section 9.04(a) shall be the “Fair Market Value.”The Changing Member shall pay the expenses associated with any such appraisal. The following procedures shall govern the exercise and closing of the Buy-out Right:

                        (i)        Company Right. The Company shall have the right but not the obligation to acquire all, but not less than all, of the Changing Member’s Membership Interest at the Fair Market Value. The Company shall have 15 Business Days following the determination of the Fair Market Value in which to notify the Members whether the Company desires to exercise its Buy-out Right. If the Company fails to exercise its Buy-out Right during such 15 Business Day period, then the Company’s Buy-out Right shall be deemed to have been waived for the subject Change of Member Control, but not for any future Change of Member Control.

                        (ii)        Non-Changing Members Right. If the Company fails to exercise its Buy-out Right within 15 Business Days following the determination of the Fair Market Value, each Member (excluding the Changing Member) shall have the right (but not the obligation) to acquire a portion of the applicable Membership Interest that is equal to a fraction, the numerator of which is the Sharing Ratio attributable to the Membership Interest held by such non-Changing Member as of the date of the Control Notice and the denominator of which is the aggregate Sharing Ratios for all Membership Interests held by the non-Changing Members as of the date of the Control Notice. Each Member (other than the Changing Member) shall have 15 Business Days following the determination of the Fair Market Value of such Membership Interest in which to notify the other Members (including the Changing Member) whether such Member desires to exercise its Buy-out Right. A notice in which a Member exercises such Buy-out Right is referred to herein as a “Change Exercise Notice,” and a Member that delivers a Change Exercise Notice is referred to herein as a “Change Purchasing Member.” A Member that fails to exercise its Buy-out Right during such 15 Business Day period shall be deemed to have waived such right for the subject Change of Member Control, but not any right for any future Change of Member Control. If the Change Purchasing Members constitute less than all of the Members (other than the Changing Member), and consequently, there is a portion of the Changing Member’s Membership Interest for which such Buy-out Right has not been exercised (“Change Unexercised Portion”), then each Change Purchasing Member shall have three Business Days following the end of such 15 Business Day period in which to notify the other Change Purchasing Members and the Changing Member whether it desires to acquire the portion of the Change Unexercised Portion that is equal to a fraction, the numerator of which is the Sharing Ratio attributable to the Membership Interest held by such Change Purchasing Member and the denominator of which is the aggregate Sharing Ratios for the Membership Interests held by all Change Purchasing Members. If, at the end of such three Business Day period, there remains a Change Unexercised Portion, then the Change Purchasing Members shall have an additional three Business Day period in which to negotiate among themselves for a mutually-agreeable method of sharing the acquisition of the remaining Change Unexercised Portion. If the Change Purchasing Members are able to reach such agreement during such three Business Day period or if there is no longer a Change Unexercised Portion, then the Buy-out Right shall be deemed exercised by the Change Purchasing Members, and the Changing Member and the Change Purchasing Members shall close the acquisition of the Membership Interest in accordance with Section 9.04(b)(iii). If, however, the Change Purchasing Members are unable to reach such agreement during such three Business Day period, then the Buy-out Right shall be deemed to have been waived by the Change Purchasing Members. A Member that fails to exercise a right during any applicable period set forth in this Section 9.04(b)(ii) shall be deemed to have waived such right for the subject Change of Member Control, but not any right for any future Change of Member Control.

                        (iii)        Closing. If the Buy-out Right is exercised in accordance with Section 9.04(b)(i) or (ii), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company on the 30th Day after the expiration of the last applicable period referred to in such Section 9.04(b)(i) or (ii) (or such longer period as may be necessary to comply with any waiting periods imposed by Governmental Authorities or to receive any approvals required by Law, such period not to exceed 180 days after the last applicable period referred to in Section 9.04(b)(i) or (ii), unless the Changing Member and the Company or the Change Purchasing Members, as applicable, agree upon a different place or date. At the closing, the Changing Member shall execute and deliver to the Company or the Change Purchasing Members, as applicable, an assignment of the Membership Interest that is subject to such Change of Member Control free and clear of Encumbrances, other than those created by this Agreement or by the Change Purchasing Members, and any other instruments reasonably requested by the Company or the Change Purchasing Members, as applicable, to give effect to the purchase. The Company or the Change Purchasing Members, as applicable, shall deliver to the Changing Member in immediately available funds the purchase price provided for in Section 9.04(b), and the Membership Interests, Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

                (c)        Exchange Right. If a Control Notice is given in accordance with Section 9.04(a) that involves or relates to a Change of Member Control of Enterprise Parent (or Permitted Transferees thereof admitted as Substituted Members pursuant to Section 9.02) such that following such Change of Member Control, Enterprise Parent Controls 50% or less of the total Membership Interests outstanding after such Change of Member Control, El Paso GP Holdco (or a Transferee thereof admitted as a Substituted Member pursuant to Section 9.02) shall have the right to elect to exercise its Exchange Right under Article II of the Exchange Agreement to exchange all of its Membership Interest for Common Units (without regard to the Section 16 Cap), which Exchange Right shall be exercisable whether or not otherwise then exercisable under the terms and provisions of the Exchange Agreement.

        9.05    Tag-Along and Drag-Along Rights.

                (a)        El Paso GP Holdco Tag-Along Rights. If either or both of Enterprise Parent 1 or Enterprise Parent 2 (or a Transferee thereof admitted as a Substituted Member pursuant to Section 9.02) (singly or collectively, the “Tag-Initiating Member”) proposes to Dispose of any of their Membership Interests, other than to a Permitted Transferee pursuant to Section 9.02 or in a transaction subject to Section 9.05(b) (such proposed Disposal is referred to herein as a “Proposed Tag-Along Disposition”), the Tag-Initiating Member shall offer (the “Tag-Along Offer”) to El Paso GP Holdco (or its Transferees admitted as Substituted Members pursuant to Section 9.02) (the “Tag-Along Member”) to include in the Proposed Tag-Along Disposition a pro rata portion of the Membership Interests owned by the Tag-Along Member (the

“Pro Rata Tag-Along Membership Interest”). The mechanics for a Tag-Along Offer are as follows:

                        (i)        The Tag-Along Offer shall be made in writing and shall specify the name of the proposed Transferee, the Membership Interest to be Disposed of by the Tag-Initiating Member to such proposed Transferee, the material terms of such Proposed Tag-Along Disposition, including the amount and type of consideration to be received therefor and the anticipated place and date on which the Proposed Tag-Along Disposition is to be consummated;

                        (ii)        For the avoidance of doubt, the Pro Rata Tag-Along Membership Interest to be included in Proposed Tag-Along Transaction shall be calculated by multiplying the total Membership Interests held by the Tag-Along Member by a fraction, the numerator of which is the Membership Interest to be Disposed of by the Tag-Initiating Member and the denominator of which is the Tag-Initiating Member’s total Membership Interest;

                        (iii)        If the Tag-Along Member wishes to include its Pro Rata Tag Along Membership Interest in the Proposed Tag-Along Disposition in accordance with the terms of this Section 9.05(a) (the “Tag-Along Electing Member”), such Tag-Along Electing Member shall so notify the Tag-Initiating Member not more than fifteen (15) days after its receipt of the Tag-Along Offer (“Tag-Along Acceptance Notice”). The Tag-Along Offer shall be conditioned upon the Tag-Initiating Member’s Disposition of its Pro Rata Tag Along Membership Interest pursuant to the transaction(s) contemplated therein with the proposed Transferee named therein. If any Tag-Along Member timely accepts the Tag-Along Offer in accordance with this Section 9.05(a), then the Tag-Initiating Member shall permit the Tag-Along Electing Member to sell its Pro Rata Tag Along Membership Interest under this Section 9.05(a), and the Tag-Initiating Member and the Tag-Along Electing Member (collectively, the “Selling Members”) shall sell the Membership Interests specified in the Tag-Along Offer to the proposed Transferee in accordance with the terms set forth therein; provided, however, that the Tag-Initiating Member may elect in its sole discretion (and shall not otherwise be deemed to owe any duty or responsibility to the Tag-Along Electing Member to proceed) to terminate or otherwise not to sell its Membership Interest in the Proposed Tag-Along Disposition, in which case, the obligations under this Section 9.05(a) in respect of such Proposed Tag-Along Disposition shall cease;

                        (iv)        If the proposed consideration to be paid to the Selling Members by the non-Affiliate purchaser in the Proposed Tag-Along Disposition does not consist entirely of cash and/or marketable securities, then a Tag-Along Electing Member may elect to receive, in lieu of such other consideration, cash equal to the fair market value of such consideration. If the Tag-Initiating Member and the Tag-Along Electing Member do not agree on the fair market value of such consideration within ten (10) days following the date of receipt of the Tag-Along Acceptance Notice by the Tag-Along Electing Member, the fair market value of such consideration shall be determined by one investment banking firm of nationally recognized standing, agreed upon by the Selling Members or, failing such agreement, appointed by the Presiding Judge of the United States District Court for the Southern District of Texas, Houston Division, pursuant to a petition to compel appraisal. The determination of fair market value of the consideration by the selected firm, however such firm was selected, shall be final, binding and conclusive on all parties. The aggregate fees and expenses of any such firms shall be borne one-half by the Tag-Initiating Member and one-half by the Tag-Along Electing Member. Such cash election shall be made in the Tag-Along Acceptance Notice provided by the Tag-Along Electing Member to the Tag-Initiating Member. Upon receipt of such an election, the Tag-Initiating Member shall be obligated to pay such consideration or to cause such consideration to be paid to the Tag-Along Electing Member in cash; and

                        (v)        If for any reason an agreement for such Proposed Tag-Along Disposition is not executed by the Selling Members and the prospective Transferee within one-hundred eighty (180) days after the date of the Tag-Along Offer or, if so executed, the transaction with such prospective Transferee thereafter should fail to close, the Tag-Initiating Member must comply with the provisions set forth in this Section 9.05(a), to the extent applicable, prior to making any subsequent Disposition of its Membership Interest.

                (b)        Enterprise Parent Drag-Along Rights. If either or both of Enterprise Parent 1 or Enterprise Parent 2 (or a Transferee thereof admitted as a Substituted Member pursuant to Section 9.02) (singly or collectively, the “Drag-Initiating Member”) proposes to Dispose of any of its Membership Interest, other than to a Permitted Transferee pursuant to Section 9.02, such that, immediately following such Disposition, Enterprise Parent would retain 50% or less of the total Membership Interests outstanding immediately after such Disposition (a “Proposed Drag-Along Disposition”), the Drag-Initiating Member shall give El Paso GP Holdco (or any Transferee thereof admitted as a Substituted Member pursuant to Section 9.02) (the “Drag-Along Member”) written notice (the “Drag-Along Notice”) not less than thirty (30) days prior to the expected consummation of the Proposed Drag-Along Transaction. The Drag-Initiating Member shall have the right (the “Drag-Along Right”), but not the obligation, to require the Drag-Along Member to sell all, but not less than all, of its Membership Interest pursuant to this Section 9.05(b). The mechanics of the Proposed-Drag Along Disposition are as follows:

                        (i)        The Drag-Along Notice shall indicate whether or not the Drag-Initiating Member is exercising its Drag-Along Right and shall specify the name of the proposed Transferee, the Membership Interest to be Disposed of by the Drag-Initiating Member to such proposed Transferee, the material terms of such Proposed Drag-Along Disposition, including the amount and type of consideration to be received therefor and the anticipated place and date on which the Proposed Drag-Along Disposition is to be consummated;

                        (ii)        if the Drag-Along Notice indicates that the Drag-Initiating Member is exercising its Drag-Along Right, the Drag-Along Member will then have 10 days during which to deliver written notice to the Drag-Initiating Member indicating whether the Drag-Along Member elects to (A) include all of its Membership Interest in the Proposed Drag-Along Disposition for the same consideration, on a pro rata basis, as is to be received by the Drag-Initiating Member for the Disposition of its Membership Interest or (B) exercise its Exchange Right under Article II of the Exchange Agreement to exchange all of its Membership Interest for Common Units (without regard to the Section 16 Cap);

                        (iii)        if the Drag-Along Notice indicates that the Drag-Initiating Member is not exercising its Drag-Along Right, the Drag-Along Member will then have the right, exercisable by written notice to the Drag-Initiating Member on or before the 10th day after delivery of the Drag-Along Notice, to exercise its Exchange Right under Article II of the Exchange Agreement to exchange all of its Membership Interest for Common Units (without regard to the Section 16 Cap);

                        (iv)        if the Drag-Along Member exercises its Exchange Right under Section 9.05(b)(ii)(B) or 9.05(b)(iii), such Exchange shall be consummated and Exchange Units shall be issued to the Drag-Along Member (A) pursuant to the terms of the Exchange Agreement and (B) at the Drag-Initiating Member’s option, prior to or concurrently with the closing of the Proposed Drag-Along Transaction.

                (c)        Representations and Warranties; Additional Actions. If El Paso GP Holdco (or its Transferee admitted as a Substituted Member pursuant to Section 9.02) shall Dispose of its Membership Interest under Section 9.05(a) or (b), it shall represent and warrant to the Transferee (i) as to its ownership of such Membership Interests to be Disposed of, (ii) that such Membership Interests are to be Disposed of free and clear of any Encumbrance and (iii) as to its power and authority to effect such Disposition. If either the Tag-Along Electing Member or Drag-Initiating Member elects to exercise its rights under Section 9.05(a) or (b), respectively, the Tag-Along Electing Member or Drag-Along Member, as applicable, shall take such actions as may be reasonably required, and otherwise cooperate in good faith, in connection with consummating the Proposed Tag-Along Disposition or Proposed Drag-Along Disposition.

                (d)        Type of Consideration. The provisions of Section 9.05(a) or (b) shall apply regardless of the type of consideration to be received in the Proposed Tag-Along Disposition or Proposed Drag-Along Disposition.

                (e)        Disposition of Membership Interests. If, after compliance with the provisions of this Section 9.05, any Membership Interests are Disposed of by a Member to any Person not a party to this Agreement, such Disposition shall be consummated pursuant to and in compliance with Section 9.02(b). Following such Disposition, the terms “Member” and “Members” shall be deemed to mean and include such permitted Transferee for all purposes of this Agreement.

ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS OF MEMBERS

        10.01    Representations and Warranties.    Each Member represents and warrants as of the date hereof that (a) such Member is duly organized or formed, validly existing, and in good standing under the Law of the state of such Member’s incorporation, organization or formation and is duly qualified and in good standing under the Law of any states that require such Member to be so qualified and in good standing in order for the Company to be qualified to do business therein, (b) such Member has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute, agree to and perform such Member’s obligations under this Agreement, (c) all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken, (d) such Member has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to Bankruptcy, moratorium, insolvency and principles of equity, and (e) such Member’s authorization, execution, delivery and performance of this Agreement does not conflict with any other material agreement or arrangement to which such Member is a party or by which such Member is bound.

        10.02    Subject Business Activities.    Nothing in this Agreement, nor any fiduciary duties, shall prevent Affiliates of the Members from pursuing or engaging in business opportunities, transactions, ventures or other arrangements of any nature or description, without the consent of the other Members of the Company, in which the Company or the MLP or their Controlled Affiliates are engaged or participating, even if the Member Affiliate’s pursuit of or engagement in such activity places it in direct competition with the Company, the MLP or their Controlled Affiliates within a relevant market or geographic location; and no Member, nor any Affiliate of a Member, shall have any obligation to present any business opportunity to the Company or the other Members before pursuing or engaging in such opportunity.

        10.03    Bankrupt Members.    If any Member becomes Bankrupt (a “Bankrupt Member”), the Company, by approval of Members holding a majority of the outstanding Membership Interests (excluding any Bankrupt Member) or, if the Company does not exercise the relevant option, the non-Bankrupt Members which desire to participate, will have the option, exercisable by notice from the Company or the Members, as the case may be, to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and, on the exercise of this option, the Bankrupt Member or its representative will sell, its Membership Interest. The purchase price will be an amount equal to the fair market value thereof determined by agreement by the Bankrupt Member (or its representative) and the potential purchaser; however, if those Persons do not agree on the fair market value on or before the 90th day following the date of receipt by such potential purchaser of notice of the occurrence of the event causing the Member to become a Bankrupt Member, either such Person, by written notice to the other, may require the determination of fair market value to be made by an independent appraiser specified in such notice. If the Person receiving that notice objects on or before the tenth day following receipt to the independent appraiser designated in that notice, and those Persons otherwise fail to agree on an independent appraiser, either such Person may petition the United States District Judge for the Southern District of Texas then senior in active service to designate an independent appraiser, whose determination of the independent appraiser, however designated, is final and binding on all parties. The Bankrupt Member and the potential purchaser each will pay one-half of the costs of the appraisal and court costs in appointing an appraiser (if any). If the potential purchaser then elects, within ten Days after the fair market value has been decided by agreement or by an independent appraiser, to exercise the purchase option, the purchasing Person will pay the fair market value as so determined in cash on closing. The payment to be made to the Bankrupt Member or its representative pursuant to this Section 10.03 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company or its Subsidiaries and its Officers, agents, and representatives and (insofar as the affairs of the Company are concerned) against the Members.

ARTICLE 11
DISSOLUTION, WINDING-UP AND TERMINATION

        11.01    Dissolution.

                (a)        The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

                        (i)        the unanimous consent of the Board of Directors;

                        (ii)        the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

                        (iii)        at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

                (b)        No other event shall cause a dissolution of the Company.

                (c)        Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

                (d)        Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

        11.02    Winding-Up and Termination.

                (a)        On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:

                        (i)        as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

                        (ii)        the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

                        (iii)        all remaining assets of the Company shall be distributed to the Members as follows:

                (A)        the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Member in accordance with the provisions of Articles 4 and 5;

                (B)        with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable Disposition of that property for the fair market value of that property on the date of distribution; and

                (C)        after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under Article 5, Company property (including cash) shall be distributed to all of the Members in amounts equal to the Members’ positive Capital Account balances; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

                (b)        The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 11.02.

                (c)        On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

        11.03    Deficit Capital Accounts.    No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

ARTICLE 12
MERGER

        12.01     Authority.    Subject to Section 6.01(b), the Company may merge or consolidate with one or more limited liability companies, corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other jurisdiction, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article 12.

        12.02    Procedure for Merger or Consolidation.    The merger or consolidation of the Company pursuant to this Article 12 requires the prior approval of a majority the Board of Directors and compliance with the Member approval requirements of Sections 6.01(b) and 12.03. Upon such approval, the Merger Agreement shall set forth:

                (a)        The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

                (b)        The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);

                (c)        The terms and conditions of the proposed merger or consolidation;

                (d)        The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

                (e)        A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

                (f)        The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 12.04 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

                (g)        Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board of Directors.

        12.03     Approval by Members of Merger or Consolidation.

                (a)        The Board of Directors, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Members in accordance with the requirements of Section 6.01(b), whether at a meeting or by written consent. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

                (b)        After approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or consolidation pursuant to Section 12.04, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        12.04    Certificate of Merger or Consolidation.    Upon the required approval by the Board of Directors and the Members of a Merger Agreement, a certificate of merger or consolidation shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.

        12.05    Effect of Merger or Consolidation.

                (a)        At the effective time of the certificate of merger or consolidation:

                        (i)        all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were property of each constituent business entity;

                        (ii)        the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

                        (iii)        all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and

                        (iv)        all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

                (b)        A merger or consolidation effected pursuant to this Article 12 shall not (i) be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article 11 of this Agreement or under the applicable provisions of the Act.

ARTICLE 13
GENERAL PROVISIONS

        13.01    Notices.    Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument specified in Section 9.02(b)(i)(A)(I) or (II), or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

        13.02    Entire Agreement; Supersedure.    This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

        13.03    Effect of Waiver or Consent.    Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

        13.04    Amendment or Restatement.    This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board of Directors, without the approval of any Member, may amend any provision of the Organizational Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect (a) any changes resulting from the consummation of any Exchange pursuant to the Exchange Agreement, including any adjustments to the Sharing Ratios, or (b) any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members; provided, further, that any amendment to Section 2.04 of this Agreement shall be deemed to materially affect the Members.

        13.05    Binding Effect.    This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

        13.06    Governing Law; Severability.    THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate, or (b) any mandatory, non-waivable provision of the Act, such provision of the Organizational Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

        13.07    Confidentiality.

                (a)        Except as permitted by Section 13.07(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, (ii) each Member shall cause its and its Affiliates’ directors, officers and employees to keep confidential all Confidential Information and to not disclose any Confidential Information to any Person, and (iii) each Member shall use the Confidential Information only in connection with the Company.

                (b)        Notwithstanding Section 13.07(a), but subject to the other provisions of this Section 13.07, a Member may make the following disclosures and uses of Confidential Information:

                        (i)        disclosures to another Member in connection with the Company;

                        (ii)        disclosures and uses that are approved by the Board of Directors;

                        (iii)        disclosures to an Affiliate of such Member (A) necessary for obtaining board approvals or as reasonably required for reporting purposes, and (B) on a “need to know” basis in furtherance of the business of the Company, if such Affiliate has agreed to abide by the terms of this Section 13.07;

                        (iv)        disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or a Member to provide services in connection with the Company and has agreed to abide by the terms of this Section 13.07;

                        (v)        disclosures to a bona fide potential direct or indirect purchaser of such Member’s Membership Interest, if such potential purchaser has agreed to abide by the terms of this Section 13.07;

                        (vi)        disclosures to recognized financial institutions that are lenders or bona fide potential lenders to such Member, if such financial institution has agreed to abide by the terms of this Section 13.07;

                        (vii)        disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law or securities exchange requirements; provided, however, that prior to any such disclosure, such Member shall, to the extent legally permissible:

                (A)        provide the Board of Directors with prompt notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 13.07(b)(vii);

(B) consult with the Board of Directors on the advisability of taking steps to resist or narrow such disclosure; and

                (C)        cooperate with the Board of Directors and with the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (I) to furnish only that portion of the Confidential Information that, in the opinion of such Member’s counsel, such Member is legally required to disclose, and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

                (c)        Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 13.07 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 13.07.

                (d)        Promptly after its withdrawal, a Withdrawing Member shall destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 13.07, a Withdrawing Member may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of preparing such Member’s tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Withdrawing Member must notify the Board of Directors in advance of such retention and specify in such notice the stated period of such retention.

                (e)        The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 13.07, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 13.07 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

                (f)        The obligations of the Members under this Section 13.07 (including the obligations of any Withdrawing Member) shall terminate on the second anniversary of the filing of a Certification of Cancellation pursuant to Section 11.02(c) of this Agreement following dissolution and winding up of the Company.

        13.08    Further Assurances.    In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

        13.09    Waiver of Certain Rights.    To the extent permitted by the Act and other Law, each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

        13.10    Offset.    Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

        13.11    Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

DUNCAN FAMILY INTERESTS, INC.

By:	/s/ Victoria L. Garrett
Victoria L. Garrett Secretary

DAN DUNCAN LLC

By:	/s/ Richard H. Bachmann
Richard H. Bachmann Executive Vice President

GULFTERRA GP HOLDING COMPANY

By:	/s/ John J. Hopper
John J. Hopper Vice President

Attachment I

Defined Terms

        Act – the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

        Adjusted Capital Account – the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.02(b)(i) or (ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

        Adjusted Property – any property the Carrying Value of which has been adjusted pursuant to Section 4.04(d)(i) or 4.04(d)(ii).

        Administrative Services Agreement – the Second Amended and Restated Administrative Services Agreement, dated effective as of October 1, 2004, by and among EPCO, the MLP, the OLP, the Company and OLPGP.

        Affiliate – with respect to any Person, each Person Controlling, Controlled by or under common Control with such first Person; provided, however, that for purposes of this Agreement, the Company shall be deemed not to be an Affiliate of any Member or its Affiliates.

        Agreed Value – with respect to any Contributed Property, the fair market value of such property or other consideration at the time of contribution as determined by the Board of Directors using such reasonable method of valuation as it may adopt. The Board of Directors shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        Agreement – this Second Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, as the same may be amended, modified, supplemented or restated from time to time.

        Appraisal Notice – Section 9.03(d).

        Audit and Conflicts Committee – Section 6.02(e)(ii).

        Available Cash – as of any Distribution Date, (A) all cash and cash equivalents of the Company on hand on such date, less (B) the amount of any cash reserves (including any reserves anticipated for any purchase by the Company of additional equity of the MLP pursuant to the Company’s exercising its preemptive rights under the MLP Agreement) determined to be appropriate by the Board of Directors.

        Bankrupt Member – Section 10.03.

        Bankruptcy or Bankrupt – with respect to any Person, that (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is insolvent, or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) 120 Days have passed after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or 90 Days have passed after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or 90 Days have passed after the date of expiration of any such stay, if the appointment has not been vacated.

        Board of Directors or Board – Section 6.01(a).

        Book-Tax Disparity – with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

        Business Day – any Day other than a Saturday, a Sunday or a Day on which national banking associations in the State of Texas are authorized or required by Law to close.

        Buy-out Right – Section 9.04(a).

        Capital Account – the account to be maintained by the Company for each Member in accordance with Section 4.04.

        Capital Contribution – Section 4.01(b).

        Carrying Value – (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ and assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of

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such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.04(d)(i) and 4.04(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board of Directors.

        Change Exercise Notice – Section 9.04(b)(ii).

        Change of Member Control – means, in the case of any Member, an event (such as a Disposal of voting securities) or series of related events that result in a Member ceasing to be Controlled by the Person that was such Member’s Parent immediately prior to such event.

        Change Purchasing Member – Section 9.04(b)(ii).

        Change Unexercised Portion – Section 9.04(b)(ii).

        Changing Member – Section 9.04(a).

        Code – the Internal Revenue Code of 1986, as amended from time to time.

        Commitment – means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts, agreements or commitments that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory or contractual pre-emptive rights or pre-emptive rights granted under a Person’s organizational or constitutive documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

        Common Units– as defined in the MLP Agreement.

        Company – initial paragraph.

        Company Minimum Gain – that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        Competitor – any Person that, together with its Affiliates, derives aggregate revenues of at least $25 million from oil and natural gas production, extraction, processing, transportation, gathering, fractionation, storage or power generation, in each case, that is in competition with the MLP and such revenues constitute a substantial portion of its total revenues.

        Confidential Information – information and data (including all copies thereof) regarding or produced by a Member, the Company, the MLP or their controlled Affiliates that is furnished or submitted by or on behalf of a Member or the Company, whether oral, written, or electronic, to the Company (including its directors, officers and employees) or another Member. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that: (a) is in the public domain at the time of its disclosure or thereafter, other than

3

as a result of a disclosure directly or indirectly in contravention of this Agreement; (b) as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to its disclosure; or (c) has been independently acquired or developed by a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.

        Contributed Property – each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.04(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        Contributing Member – Section 4.01(c).

        Control – shall mean the possession, directly or indirectly, of the power and authority to direct or cause the direction of the management and policies of a Person, whether through ownership or control of Voting Stock, by contract or otherwise.

        Control Notice – Section 9.04(a).

        Day – a calendar Day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

        Default – for any Member, (a) the failure to remedy, within five Business Days of such Member’s receipt of written notice thereof from the Company or any other Member, any failure of such Member to make a Capital contribution required hereunder; (b) the occurrence of an event that causes such Member to become a Bankrupt Member; or (c) the failure to remedy, within 10 Business Days of such Member’s receipt of written notice thereof from the Company or any other Member, the non-performance of or non-compliance with any other material obligation or undertaking of such Member contained in this Agreement.

        Delaware General Corporation Law – Title 8 of the Delaware Code, as amended from time to time.

        Director – each member of the Board of Directors elected as provided in Section 6.02.

        Dispose, Disposing or Disposition – with respect to any asset (including a Membership Interest or any portion thereof), any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law.

        Disposition Notice – Section 9.03(a).

        Dissolution Event – Section 11.01(a).

        Distribution Date – Section 5.01.

        Drag-Along Member – Section 9.05(b).

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        Drag-Along Notice – Section 9.05(b).

        Drag-Along Right – Section 9.05(b).

        Drag-Initiating Member – Section 9.05(b).

        Economic Risk of Loss – has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        Effective Date – initial paragraph.

        El Paso GP Holdco – initial paragraph.

        Encumber, Encumbering, or Encumbrance – the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

        Enterprise Parent – initial paragraph.

        Enterprise Parent 1 – initial paragraph.

        Enterprise Parent 2 – initial paragraph.

        EPCO – Recitals.

        Equity Interest – (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person (including any incentive distribution rights).

        Excess Amount – Section 4.01(c).

        Exchange – as defined in the Exchange Agreement.

        Exchange Right – as defined in the Exchange Agreement.

        Exchange Units – as defined in the Exchange Agreement.

        Exchange Agreement – Exchange Agreement, dated the date hereof, by and among El Paso GP Holdco, the MLP and the Company.

        Existing Agreement – Recitals.

        Failing Member – Section 4.01(c).

        Fair Market Value – Section 9.04(a).

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        FMV Notice – Section 9.04(a).

        GP Contribution – Section 4.01(c).

        Incentive Distribution Rights – the right to receive Incentive Distributions (as defined in the MLP Agreement).

        Indemnitee – Section 6.06(a).

        Independent Director – Section 6.02(a).

        Law – any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.

        Liability – any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

        Member – any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

        Member Nonrecourse Debt – has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        Member Nonrecourse Debt Minimum Gain – has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        Member Nonrecourse Deductions – any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

        Membership Interest – with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

        Merger Agreement – Section 12.01.

        MLP – Enterprise Products Partners L.P., a Delaware limited partnership.

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        MLP Agreement – the Fourth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated effective as of October 1, 2004, as amended, supplemented, amended and restated, or otherwise modified from time to time.

        MLP Group – the MLP, the OLP and any Subsidiary of either such entity, treated as a single consolidated entity.

        Net Agreed Value – (a) in the case of any Contributed Property, the fair market value of such property reduced by any liability either assumed by the Company upon such contribution or to which such property is subject when contributed, as determined under Section 752 of the Code; provided, however, the fair market value of the property contributed to the Company by El Paso GP Holdco will be deemed to be the Agreed Value of such Contributed Property, and (b) in the case of any property distributed to a Member or Transferee by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member or Transferee upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code.

        Non-Cash Consideration – Section 9.03(d).

        Nonrecourse Built-in Gain – with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 5.03(b) if such properties were disposed of in a taxable transaction in full satisfaction of such Nonrecourse Liabilities and for no other consideration.

        Nonrecourse Deductions – any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        Nonrecourse Liability – has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        Officers – any person elected as an officer of the Company as provided in Section 6.03(a), but such term does not include any person who has ceased to be an officer of the Company.

        OLP – Enterprise Products Operating L.P., a Delaware limited partnership.

        OLPGP – Enterprise Products OLPGP, Inc., a Delaware corporation and the general partner of the OLP.

        Organizational Certificate – Section 2.01.

        Outstanding – with respect to the Membership Interest, all Membership Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

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        Parent – means the Person that Controls and owns a Required Economic Interest in a Member and that has no other Person that Controls and owns a Required Economic Interest in it; provided that (i) for so long as El Paso Corporation (or any successor by merger, consolidation or other business combination) Controls and owns a Required Economic Interest in a Member, it will be the Parent of such Member, and (ii) for so long as Enterprise Parent 1 and Enterprise Parent 2 (in each case, or any successor by merger, consolidation or other business combination) Control and own a Required Economic Interest in one or more Members, they will be the Parents of such Members.

        Permitted Transferee – Section 9.02(a).

        Person – a natural person, partnership (whether general or limited), limited liability company, governmental entity, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.

        Pre-Debt Service Available Cash – Available Cash determined without regard to any payments (principal, interest or penalty) made or set aside to be made, or cash reserves established, by the Company with respect to indebtedness to Enterprise Parent 1, Enterprise Parent 2 or any Affiliate of Enterprise Parent 1 or Enterprise Parent 2.

        Preferential Purchase Price – Section 9.03(a).

        Preferential Right – Section 9.03(a).

        Proposed Drag-Along Disposition – Section 9.05(b).

        Proposed Tag-Along Disposition – Section 9.05(a).

        Pro Rata Tag-Along Membership Interest – Section 9.05(a).

        Quarter – unless the context requires otherwise, a calendar quarter.

        Required Economic Interest – the right, directly or indirectly, to more than (a) 4.95% of the distributions of the Company (including liquidating distributions), in the case of El Paso GP Holdco (or any Transferee thereof admitted as a Substituted Member pursuant to Section 9.02) or (b) 45.05% of the distributions of the Company (including liquidating distributions), in the case of Enterprise Parent (or any Transferees thereof admitted as Substituted Members pursuant to Section 9.02); provided, however, that following any partial Exchange pursuant to the Exchange Agreement, the Required Economic Interest in the case of El Paso GP Holdco (or any Transferee thereof admitted as a Substituted Member pursuant to Section 9.02) shall mean the right, directly or indirectly, to more than 50% of the distributions of the Company (including liquidating distributions) to which El Paso GP Holdco (or any Transferee thereof admitted as a Substituted Member pursuant to Section 9.02) is entitled immediately following such partial Exchange.

        Residual Gain or Residual Loss – any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain

8

or loss is not allocated pursuant to Section 5.03(b)(i)(A) or 5.03(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

        S&P Criteria – a duly appointed member of the Board of Directors who had not been, at the time of such appointment or at any time in the five years preceding such appointment, (a) a direct or indirect legal or beneficial owner of interests in the Company, the MLP or its Affiliates (excluding de minimis ownership interests and Common Units of the MLP having a value less than $1,000,000), (b) a creditor, supplier, employee, officer, director, family member, manager or contractor of the MLP or its Affiliates, or (c) a person who controls (whether directly, indirectly or otherwise) the MLP or its Affiliates or any creditor, supplier, employee, officer, director, manager or contractor of the MLP or its Affiliates.

        SEC – the United States Securities and Exchange Commission.

        Section 16 Cap – as defined in the Exchange Agreement.

        Selling Members – Section 9.05(a).

        Sharing Ratio – subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests or any Exchange pursuant to the Exchange Agreement, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interest issued pursuant to Section 3.02, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

        Shell – Recitals.

        Special Approval – approval by a majority of the members of the Audit and Conflicts Committee.

        Special Independent Director – Section 6.02(a).

        Subsidiary – with respect to any relevant Person, (a) a corporation of which more than 50% of the Voting Stock is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person or a combination thereof, (b) a partnership (whether general or limited) in which such relevant Person, one or more Subsidiaries of such relevant Person or a combination thereof is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such relevant Person, one or more Subsidiaries of such relevant Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such other Person.

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        Subsidiary Affiliate – means, with respect to any Member and its Parent, any direct or indirect wholly owned Subsidiary of such Parent.

        Substituted Member – Section 9.02(b).

        Surviving Business Entity – Section 12.02(b).

          Tag-Along Acceptance Notice – Section 9.05(a).

        Tag-Along Member – Section 9.05(a).

        Tag-Along Electing Member – Section 9.05(a).

        Tag-Initiating Member – Section 9.05(a).

        Tax Matters Member – Section 7.03.

        Transferee – any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, a Transferee shall have no right to be admitted to the Company as a Member except in accordance with Section 9.02(b). The Transferee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other governmental authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

        Treasury Regulations – the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

        Unrealized Gain – attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.04(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.04(d) as of such date).

        Unrealized Loss – attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.04(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.04(d)).

        Voting Stock – with respect to any Person, Equity Interests in such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or otherwise appoint, directors (or Persons with management authority performing similar functions) of such Person.

        Withdraw, Withdrawing and Withdrawal – the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any

10

Dispositions of Membership Interest (which are governed by Article 9), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

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Exhibit A
Member	Sharing Ratio[1]		Capital Account[2]
Duncan Family Interests, Inc. Dan Duncan LLC	85.595% 4.505%	90.1%	$831,346,620

GulfTerra GP Holding Company	9.9%		$91,346,633

Addresses:

Duncan Family Interests, Inc.
c/o Entity Services Group, LLC
Brandywine Plaza, Suite 200
103 Foulk Road
Wilmington, Delaware 19803
Telecopy No.: 302-652-8667

Dan Duncan LLC
2727 North Loop West, 7th Floor
Houston, Texas 77008
Telecopy No.: 713-880-6570

GulfTerra GP Holding Company
1001 Louisiana
Houston, Texas 77002
Telecopy No.: ________________

[1] Duncan Family Interests, Inc. and Dan Duncan LLC to collectively equal 90.1%, and GulfTerra GP Holding Company to equal 9.9%.
[2] Duncan Family Interests, Inc. and Dan Duncan LLC to collectively equal $861,346,620, and GulfTerra GP Holding Company to equal $91,346,633.

Exhibit A